Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: James J. Pennetti

Unizan Financial Corp.

Executive Vice President and

Chief Financial Officer

Telephone: 330.438.1118 or 1.866.235.7203

E-mail address: jpennetti@unizan.com

Media Contact: Sandy K. Upperman

Unizan Financial Corp.

Vice President, Corporate Communications

Telephone: 330.438.4858

E-mail address: supperman@unizan.com

UNIZAN FINANCIAL CORP. REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

CANTON, Ohio – July 21, 2003 – Unizan Financial Corp. (Nasdaq: UNIZ) today announced its second quarter 2003 financial results. Net income for the second quarter was $6.8 million, or $0.30 per diluted share. This compares with net income of $9.0 million, or $0.40 per diluted share, for the second quarter of 2002, and net income of $7.0 million, or $0.32 per diluted share, for the first quarter of 2003. Net income decreased 24.7 percent and diluted earnings per share decreased 25.0 percent compared with the second quarter of 2002, while net income decreased 3.6 percent and diluted earnings per share decreased 6.3 percent compared with the first quarter of 2003.

Tangible net income (net income excluding the effect of the impairment of goodwill and the amortization of other intangibles) was $7.3 million, or $0.33 per diluted share, for the second quarter of 2003, compared with $9.6 million, or $0.43 per diluted share, for the second quarter of 2002, and $7.7 million, or $0.34 per diluted share, for the first quarter of 2003. Management believes that it is appropriate to provide a presentation of income before goodwill impairment charges and intangible amortization expense due to the extent of goodwill and other intangible assets on Unizan’s balance sheet.

For the second quarter of 2003, the effect of the amortization of other intangibles was $846 thousand, or $0.02 per diluted share. For the second quarter of 2002, the effect of the amortization of other intangibles was $984 thousand, or $0.03 per diluted share. For the first quarter of 2003, the effect of the goodwill impairment was $84 thousand, with no material impact to diluted earnings per share, and the effect of the amortization of other intangibles was $858 thousand, or $0.03 per diluted share. There was no goodwill impairment in the other periods.

For the quarter ending June 30, 2003, Unizan Financial Corp.’s annualized return on average equity was 9.00 percent compared with 12.38 percent for the same quarter of 2002, and 9.44 percent for the quarter ending March 31, 2003. Unizan’s annualized return on average assets was 0.97 percent for the quarter ending June 30, 2003, compared with 1.39 percent for the same quarter last year, and 1.05 percent for the quarter ending March 31, 2003.

Unizan Financial Corp.’s annualized tangible return on average tangible equity was 15.53 percent for the quarter ending June 30, 2003, compared with 22.36 percent for the same quarter last year, and 16.52 percent for the quarter ending March 31, 2003. The annualized tangible return on average tangible assets was 1.09 percent for the second quarter of 2003, compared with 1.56 percent for the second quarter of 2002, and 1.20 percent for the quarter ending March 31, 2003.

Net income for the second quarter of 2003 was impacted by the completion of the termination of Unizan’s defined benefit plan. As anticipated, and previously reported in earlier press releases, Unizan recognized $800 thousand (after-tax), or $0.04 per diluted share, of expense to fund the payout for the plan in the second quarter of 2003.

In June 2003, Unizan took an impairment charge of $960 thousand ($624 thousand, or $0.03 per diluted share, after tax), on a $2.0 million trust preferred security issued by North Country Financial Corporation of Manistique, Michigan. This impairment charge is included in securities gains and losses on the income statement. North Country Financial Corporation’s principal subsidiary, North Country Bank and Trust is operating under a Cease and Desist Order with the Federal Deposit Insurance Corporation and the Michigan Office of Financial and Insurance Services.

During the second quarter, Unizan recognized security gains of $920 thousand (after-tax), or $0.04 per diluted share. As part of the Corporation’s management of the investment portfolio and overall risk management strategy, various bond swaps were executed during the quarter. The primary objective of the bond swaps was to reduce Unizan’s exposure to continued high levels of pre-payments in its mortgage backed securities portfolio and to take advantage of the narrowing of spreads in the corporate bond market by selling corporate securities. Unizan also sold a $4.0 million trust preferred security which management believed had reached its maximum price potential.

Unizan services $320 million of mortgage loans which it has sold with the servicing rights retained. During the second quarter of 2003, Unizan continued to experience accelerated pre-payments due to the low interest rate environment and the refinancing of its mortgage loans. Unizan took a non-cash write-down of the carrying value of its mortgage servicing rights (MSR) asset of $477 thousand (after-tax), or $0.02 per diluted share. The MSR asset, net of the valuation allowance, is $1.4 million. During the first quarter of 2003, Unizan took a non-cash write-down of $254 thousand (after-tax), or $0.01 per diluted share.

“Our second quarter results were significantly impacted by three items: the defined benefit plan, the securities gains net of the impairment charge on the trust preferred security, and the write-down on the MSR asset,” said Roger L. Mann, Unizan Financial Corp. president and chief executive officer. “However, when you set those items aside, the second quarter results were in line with our expectations. Our results continue to be affected adversely by the low interest rate environment and its impact on our net interest margin, but there were a number of encouraging results in the quarter, including core deposit growth, strong SBA and mortgage banking activity, and continued growth in our home equity products,” said Mann.

SUMMARY OF SECOND QUARTER CONSOLIDATED RESULTS

Net interest income for the second quarter was $20.0 million, a decrease of $2.8 million, or 12.1 percent, compared with net interest income for the second quarter of 2002, and a decrease of $1.3 million, or 6.0 percent, compared with the first quarter of 2003.

Interest income decreased from $39.6 million for the second quarter of 2002 to $36.4 million in 2003, while interest expense decreased from $16.8 million for the second quarter of 2002 to $16.4 million in 2003.

Interest income decreased from $37.4 million for the first quarter of 2003 to $36.4 million for the second quarter of 2003, while interest expense increased from $16.1 million for the first quarter of 2003 to $16.4 million for the second quarter of 2003.

The net interest margin for the quarter ending June 30, 2003 was 3.19 percent, compared with 3.95 percent for the quarter ending June 30, 2002, and 3.54 percent for the quarter ending March 31, 2003. Unizan’s margin compression continued during the second quarter as assets repriced at lower yields, while deposit rates had little room for further decreases. Management expects continued pressure on the net interest margin given the Federal Reserve’s 25 basis points cut in the Federal Funds rate, and the subsequent cut in the prime rate.

The average yield on earning assets and the average cost of funds for the second quarter of 2003 were 5.77 percent and 2.90 percent, respectively, compared with 6.84 percent and 3.23 percent, respectively, for the second quarter of 2002, and compared with 6.17 percent and 2.97 percent, respectively, for the first quarter of 2003.

Non-interest income, excluding securities gains, decreased from $7.3 million for the second quarter of 2002 to $7.2 million for the same period in 2003. Non-interest income was $7.0 million for the first quarter of 2003.

For the quarter, Wealth Management income, which includes trust services, financial planning and brokerage services, was $2.1 million, compared with $2.4 million for the second quarter of 2002 and $1.7 million for the first quarter of 2003.

Gains on sales of loans totaled $2.2 million, compared with $1.1 million in the second quarter of 2002 and $2.1 million in the first quarter of 2003.

During the second quarter, Unizan sold $5.3 million of the guaranteed portion of its SBA and other government guaranteed loans which generated $791 thousand in gains, compared with $685 thousand of gains in the second quarter of 2002 ($7.6 million of loans sold) and $760 thousand of gains in the first quarter of 2003 ($7.0 million of loans sold).

Unizan sold residential mortgage loans in the second quarter of 2003 which generated $1.4 million in gains compared with $373 thousand of gains in the second quarter of 2002 and $1.4 million of gains in the first quarter of 2003.

Non-interest expenses increased from $16.4 million in the second quarter of 2002 to $16.8 million in the second quarter of 2003. This increase was primarily due to salaries and benefits increasing from $8.2 million in the second quarter of 2002 to $9.5 million in the second quarter of 2003. This increase in salaries and benefits was due to the $1.2 million expense associated with the termination of the defined benefit plan. Other operating expenses declined from $5.5 million in the second quarter of 2002 to $4.5 million in the second quarter of 2003. The decrease was primarily due to declines in marketing expenses, legal expenses, and various other expense categories.

Non-interest expenses increased from $16.7 million in the first quarter of 2003 to $16.8 million in the second quarter of 2003. Within non-interest expenses, salaries and benefits increased from $8.9 million in the first quarter of 2003 to $9.5 million in the second quarter of 2003. This increase in salaries and benefits was due to the $1.2 million expense associated with the termination of the defined benefit plan which was partially offset by an increase of $501 thousand in deferred loan origination costs. Other operating expenses declined from $4.9 million in the first quarter of 2003 to $4.5 million in the second quarter of 2003. The decrease was mainly due to a decline in professional fees paid and declines in various other expense categories.

Total assets were $2.75 billion at June 30, 2003, compared with $2.64 billion at June 30, 2002 and $2.80 billion at March 31, 2003. Earning assets were $2.49 billion at June 30, 2003, compared with $2.36 billion at June 30, 2002 and $2.53 billion at the end of the first quarter of 2003.

Total loans increased from $1.91 billion at June 30, 2002, to $1.93 billion at June 30, 2003. Total loans decreased from $1.96 billion at March 31, 2003 to $1.93 billion at June 30, 2003.

Commercial loans increased by $26.6 million, or 10.6 percent, from June 30, 2002 to June 30, 2003. From March 31, 2003 to June 30, 2003, commercial loans increased by $11.7 million, or 17.6 percent annualized. Commercial real estate loans increased by $61.5 million, or 10.9 percent, from June 30, 2002 to June 30, 2003. Commercial real estate loans decreased by $13.5 million, or 8.4 percent annualized, from March 31, 2003, to June 30, 2003.

Loan growth in commercial loans was very good given the economy and Unizan’s philosophy that it will not comprise good credit principles and credit quality. Management is pleased with over a 25 percent annualized growth in commercial loans since December 31, 2002.

Unizan’s home equity portfolio continues to grow as the retail sales effort and attractive rates led to new loans and new client relationships. From June 30, 2002, to June 30, 2003, the home equity product increased by $29.7 million, or 16.6 percent, while during the second quarter of 2003, it grew $6.1 million, or 12.0 percent annualized.

Residential real estate loans decreased from $551.3 million at June 30, 2002 to $439.9 million at June 30, 2003, a decrease of 20.2 percent. From March 31, 2003, to June 30, 2002, residential real estate loans decreased from $480.5 million to $439.9 million, a decrease of 33.9 percent annualized. Mortgage production was very strong during the second quarter and Unizan continued to sell off fixed rate mortgages into the secondary market.

Total deposits increased from $1.8 billion at June 30, 2002, to $2.1 billion at June 30, 2003, an increase of 12.8 percent. From March 31, 2003, to June 30, 2003, total deposits increased from $2.0 billion to $2.1 billion or 9.4 percent annualized.

Management has made a concerted effort during 2003 to add lower cost, core deposits to the balance sheet and has allocated significant marketing and human resources to that strategy. Those efforts were focused on Unizan’s money market and checking with interest products.

Interest-bearing checking accounts increased from $266.4 million at June 30, 2002 to $301.0 million at June 30, 2003, an increase of 13.0 percent. From March 31, 2003, to June 30, 2003, those balances grew from $284.6 million to $301.0 million, an increase of 23.1 percent annualized. During the first six months of 2003, $41.3 million of new interest-bearing demand deposits were brought in through Unizan’s marketing promotions and sales efforts. This represents new dollars and new relationships for Unizan.

From June 30, 2002 to June 30, 2003, money market accounts increased from $290.0 million to $383.5 million, an increase of 32.3 percent, while from March 31, 2003 to June 30, 2003, those accounts increased from $335.7 million to $383.5 million, or 57.1 percent annualized. During the first six months of 2003, $82.0 million of new money market accounts were brought into Unizan.

Total borrowings decreased from $478.0 million at June 30, 2002 to $363.6 million at June 30, 2003. Total borrowings decreased from $455.7 million at March 31, 2003 to $363.6 million June 30, 2003. Management paid off higher cost Federal Home Loan Bank advances at maturity and continues to analyze the impact to earnings of paying off high cost advances early.

YEAR-TO-DATE CONSOLIDATED RESULTS

Net income for the six months ending June 30, 2003, was $13.8 million, or $0.62 per diluted share. This compares with net income of $7.8 million, or $0.41 per diluted share, for the first six months of 2002. Income before the accounting method change was $9.1 million, or $0.48 per diluted share.

Tangible net income (net income excluding the effect of the impairment of goodwill and the amortization of other intangibles) was $15.0 million, or $0.67 per diluted share, for the first six months of 2003, compared with $9.9 million, or $0.52 per diluted share, for the first six months of 2002.

For the first six months of 2003, the effect of the goodwill impairment was $84.0 thousand, with no material impact to diluted earnings per share, and the effect of the amortization of other intangibles was $1.7 million, or $0.05 per diluted share. For the first six months of 2002, the effect of the goodwill impairment was $1.4 million, or $0.07 per diluted share, and the effect of the amortization of other intangibles was $1.1 million, or $0.04 per diluted share. The 2002 goodwill impairment is reflected on the financial statements as an accounting method change.

The annualized return on average equity was 9.23 percent for the six months ending June 30, 2003, compared with 6.79 percent for the six months ending June 30, 2002. The annualized return on average assets was 1.01 percent for the six months ending June 30, 2003, compared with 0.71 percent for the same period in 2002.

Unizan Financial Corp.’s annualized tangible return on average tangible equity was 16.03 percent for the six months ending June 30, 2003, compared with 13.51 percent for the six months ending June 30, 2002. The annualized tangible return on average tangible assets was 1.14 percent for the six months ending June 30, 2003 compared with 0.94 percent for the same period in 2002.

The net interest margin for the six months ending June 30, 2003, was 3.36 percent compared with 3.81 percent for the six months ending June 30, 2002.

CREDIT QUALITY

At the end of the second quarter of 2003, Unizan’s non-performing loans were $23.4 million, compared with $14.3 million for the second quarter of 2002, and $17.2 million for the first quarter of 2003. Non-performing loans, as a percentage of total loans, were 1.21 percent at June 30, 2003, compared with 0.75 percent at June 30, 2002, and 0.88 percent at March 31, 2003.

Included in the $23.4 million of non-performing loans at June 30, 2003, were $7.8 million of government guaranteed loans, of which $6.2 million is guaranteed. As of June 30, 2002, included in the $14.3 million of non-performing loans were $2.1 million of government guaranteed loans, of which $1.5 million is guaranteed. As of March 31, 2003, included in the

$17.2 million of non-performing loans were $4.7 million of government guaranteed loans, of which $3.1 million is guaranteed. Excluding the amounts that will be collected from the government, total non-performing loans were $17.2 million at the end of the second quarter of 2003, $12.8 million at the end of the second quarter of 2002, and $14.1 million at the end of the first quarter of 2003.

At the end of the second quarter of 2003, Unizan’s other assets owned were $2.7 million, compared with $2.6 million at June 30, 2002 and compared with $2.1 million at March 31, 2003. Included in other assets owned were amounts guaranteed under government programs. These amounts were $562 thousand at June 30, 2003, $713 thousand at June 30, 2002 and $574 thousand at March 31, 2003.

Net charge-offs were $1.4 million for the second quarter of 2003, compared with $551 thousand for the second quarter of 2002, and $1.3 million for the first quarter of 2003. Net charge-offs to average total loans were 0.29 percent for the second quarter of 2003, compared with 0.12 percent for the second quarter of 2002, and 0.26 percent for the first quarter of 2003.

The following table shows net charge-offs by major categories of loans for the current period, the first quarter of 2003, and the second quarter of 2002. This table is shown in actual dollars.

	June 30, 2003 Second Quarter	March 31, 2003 First Quarter	June 30, 2002 Second Quarter
Commercial	$20,538	$371,321	$17,000
Commercial Real Estate	$(552)	$100,000	$412,000
Government Guaranteed	$102,321	$(54,792)	$107,593
Aircraft	$6,819	$28,348	$(279,885)
Residential Real Estate	$117,078	$18,231	$(324,491)
Direct Installment	$71,903	$(8,090)	$328,743
Indirect Installment	$936,519	$697,048	$125,899
Home Equity	$16,744	$18,723	$158,384
Other Consumer	$139,740	$87,988	$6,544
Total	$1,431,110	$1,258,777	$551,787

The delinquency ratio for all loan portfolios combined was 1.52 percent as of June 30, 2003, versus 1.03 percent as of June 30, 2002 and 1.28 percent as of March 31, 2003.

The following table shows delinquencies by major categories of loans for the current period, the first quarter of 2003, and the second quarter 2002.

	June 30, 2003 Second Quarter		March 31, 2003 First Quarter		June 30, 2002 Second Quarter
Commercial	1.27%		0.37%		0.88%
Commercial Real Estate	0.85%		0.54%		0.51%
Government Guaranteed	13.77 2.76	% %*	9.79 4.38	% %*	3.24 0.93	% %*
Aircraft	0.17%		1.16%		0.44%
Residential Real Estate	1.92%		1.80%		1.28%
Direct Installment	0.42%		0.34%		0.98%
Indirect Installment	1.59%		1.97%		1.54%
Home Equity	0.90%		0.83%		0.49%

*	Excludes the government guaranteed portion.

As of June 30, 2003, Unizan had total delinquencies of $29.2 million, of which $14.9 million was on non-accrual status. There were also $4.6 million of loans which were current, but were on non-accrual status. As of June 30, 2002, Unizan had total delinquencies of $19.7 million, of which $9.5 million was on non-accrual status. There were also $3.4 million of loans which were current, but were on non-accrual status. On March 31, 2003, total delinquencies were $25.2 million, of which $12.1 million was on non-accrual status. There were also $2.4 million of loans which were current, but were on non-accrual status. The loans which are current, but on non-accrual status, are not included in total delinquencies.

The allowance for loan losses to total loans ratio was 1.29 percent at the end of the second quarter of 2003, versus 1.40 percent as of June 30, 2002, and 1.29 percent as of March 31, 2003. The allowance for loan losses was $24.9 million on June 30, 2003, $26.8 million on June 30, 2002, and $25.3 million on March 31, 2003. In the second quarter of 2003, the provision for loan losses was $1.0 million, compared with $622 thousand for the second quarter of 2002, and $1.3 million for the first quarter of 2003.

2003 GUIDANCE

Unizan Financial Corp. expects diluted earnings per share to be in a range of $1.24 to $1.30 for the full year 2003 as a slow growth economy and continued margin pressure will impact the ability to grow revenue.

“We continue to be extremely cautious regarding the prospects of a rapid economic recovery in the second half of 2003,” said Mann. “Low interest rates will continue to compress margins; however, we will not sacrifice credit quality or extend maturities on investments in order to improve our short term net income. We will continue to explore balance sheet strategies to combat the margin pressure and continue to execute on our Wealth Management strategic plan to increase non-interest income. Our strategic initiatives continue to focus on future earnings growth and increasing our franchise value.”

MEDIA NOTE

Conference Call Notification: Unizan Financial Corp. will hold a conference call to discuss second quarter results today, Monday, July 21, 2003, at 1:00 p.m. (Eastern Time). To participate, please dial in approximately 15-minutes prior to the start of the call, 1.877.388.1596 (U.S. participants) or 706.634.5143 (outside the U.S.). Reference the conference ID# 1427680. Additionally, a replay of the conference call will begin at 2:00 p.m. (Eastern Time), Monday, July 21, 2003, and will conclude at 5:00 p.m. (Eastern Time), on Monday, July 28, 2003. To access the replay, dial 1.800.642.1687 (U.S. participants) or 706.645.9291 (outside the U.S.) and enter the conference ID# 1427680.

Webcast Notification: Access is also available live from Unizan Financial Corp.’s Web site at www.unizan.com. The Webcast replay can be accessed on the site for up to one year after the call. Please log on to the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

Unizan Financial Corp., a $2.8 billion holding company, is a premier financial services organization headquartered in Canton, Ohio. The company operates 45 full-service retail financial centers in five metropolitan markets in Ohio – Canton, Columbus, Dayton, Newark and Zanesville. Through Unizan Financial Corp.’s subsidiaries, Unizan Bank, National Association; Unizan Financial Services Group, National Association; Unizan Banc Financial Services, Inc.; and Unizan Financial Advisors, Inc., the company offers its client base corporate and retail banking, Internet banking and wealth management products and services. Additionally, the company operates niche businesses in government guaranteed loan programs through its business lending centers in Cincinnati, Cleveland, Columbus and Dayton, Ohio; Louisville, Kentucky; Detroit, Michigan; Mt. Arlington, New Jersey; and Indianapolis, Indiana; as well as aircraft lending centers in Columbus; Orlando, Florida; and Sacramento, California. For more information on Unizan Financial Corp. and its subsidiaries, visit the company on the Web at www.unizan.com.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that are subject to certain risks and uncertainties. Unizan Financial Corp.’s actual results, performance, or achievements may differ materially from those expressed or implied in the forward-looking statements. Risk or uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulation, and rapidly changing technology affecting financial services. Reference is made to Unizan Financial Corp.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements.

Unizan Financial Corp.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	June 30,
	2003	2002
ASSETS
Federal funds sold and interest bearing deposits with banks	$2,600	$1,967
Securities, net	506,245	407,255
Federal Home Loan Bank stock, at cost	34,026	32,597
Loans originated and held for sale	17,364	8,200
Loans:
Commercial, financial and agricultural	277,642	251,058
Aircraft	135,255	134,483
Commercial real estate	625,003	563,469
Residential real estate	439,862	551,264
Consumer	450,950	409,469

Total Loans less unearned income	1,928,712	1,909,743
Less allowance for loan losses	24,917	26,785

Net loans	1,903,795	1,882,958

Total earning assets	2,488,947	2,359,762

Cash and cash equivalents	75,522	78,708
Premises and equipment, net	26,747	28,273
Goodwill	91,971	94,504
Other intangible assets	20,345	23,783
Accrued interest receivable and other assets	75,574	81,066

Total Assets	$2,754,189	$2,639,311

LIABILITIES
Deposits:
Non-interest bearing deposits	$205,674	$183,037
Demand—interest bearing	301,009	266,362
Savings	517,154	433,868
Certificates and other time deposits	1,041,413	948,239

Total deposits	2,065,250	1,831,506

Total borrowings	363,646	477,974
Accrued taxes, expenses and other liabilities	26,098	36,215

Total Liabilities	2,454,994	2,345,695

SHAREHOLDERS’ EQUITY
Common stock ($1.00 stated value, 100,000,000 shares authorized; 22,123,070 and 22,045,533 shares issued, respectively)	22,123	22,046
Paid-in capital	221,509	221,472
Retained earnings	71,471	51,771
Stock held by deferred compensation plan, 113,126 and 31,673 shares at cost	(1,857)	(597)
Treasury stock, 495,714 and 887 shares at cost	(10,052)	(18)
Accumulated other comprehensive income	(3,999)	(1,058)

Total Shareholders’ Equity	299,195	293,616

Total Liabilities and Shareholders’ Equity	$2,754,189	$2,639,311

Unizan Financial Corp.

COMPARATIVE STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended June 30,		Year-to-date June 30,
	2003	2002	2003	2002
Interest income:
Interest on federal funds sold and interest bearing deposits with banks	$145	$24	$154	$47
Interest and dividends on securities	6,394	6,205	12,328	11,461
Interest and fees on loans and loans held for sale	29,906	33,326	61,303	56,997

Total interest income	36,445	39,555	73,785	68,505

Interest expense:
Interest on deposits	11,621	11,228	22,672	21,389
Interest on borrowings	4,807	5,559	9,805	10,030

Total interest expense	16,428	16,787	32,477	31,419

Net interest income	20,017	22,768	41,308	37,086
Provision for loan losses	1,046	622	2,315	6,209

Net interest income after provision for loan losses	18,971	22,146	38,993	30,877

Other income:
Trust and financial planning income	2,101	2,402	3,813	3,650
Customer service fees	1,708	1,564	3,261	2,436
Gains on sale of loans	2,206	1,058	4,336	1,842
Security gains/(losses), net	454	—	454	—
Other operating income	1,215	2,300	2,772	3,521

Total other income	7,684	7,324	14,636	11,449

Other expense:
Salaries, wages, pension and benefits	9,482	8,245	18,414	15,138
Occupancy expense	849	913	1,760	1,505
Furniture and equipment expense	609	535	1,167	869
Taxes other than income taxes	525	280	1,042	1,523
Intangible amortization expense	846	984	1,704	1,094
Other operating expense	4,489	5,462	9,423	9,439

Total other expense	16,800	16,419	33,510	29,568

Income before income taxes and cumulative effect of change in accounting principles	9,855	13,051	20,119	12,758
Provision for income taxes	3,074	4,044	6,302	3,611

Income before cumulative effect of changein accounting principles	6,781	9,007	13,817	9,147
Accounting method change—Adoption of FAS 142	—	—	—	(1,392)

Net Income	$6,781	$9,007	$13,817	$7,755

Basic earnings per share:
Before cumulative effect of change in accounting	$0.31	$0.41	$0.64	$0.50
Cumulative effect of change in accounting	—	—	—	(0.07)
After cumulative effect of change in accounting	$0.31	$0.41	$0.64	$0.43

Diluted earnings per share:
Before cumulative effect of change in accounting	$0.30	$0.40	$0.62	$0.48
Cumulative effect of change in accounting	—	—	—	(0.07)
After cumulative effect of change in accounting	$0.30	$0.40	$0.62	$0.41

Dividends per share	$0.14	$0.13	$0.27	$0.26

Weighted average number of shares:
Basic	21,615,036	22,043,924	21,722,609	18,230,526
Diluted	22,459,500	22,456,973	22,374,572	18,909,528

NOTE:	Per share data is based on the weighted average number of shares outstanding adjusted for stock dividends or splits calculated under the treasury method using the average and end of period stock market price for basic and diluted shares, respectively.

Unizan Financial Corp.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

	2003	2003	2002	2002	2002
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Net Interest Income FTE (1)	$20,305	21,533	21,873	22,642	22,994
Provision for loan losses	1,046	1,269	754	930	622
Other income	7,684	6,952	7,241	6,930	7,324
Other expenses	16,800	16,710	15,975	15,150	16,419
FTE adjustment (1)	288	242	170	221	226
Net income	$6,781	7,036	8,362	8,996	9,007
Net income per share—diluted	$0.30	0.32	0.37	0.40	0.40

PERFORMANCE RATIOS
Return on average assets (ROA)	0.97%	1.05%	1.24%	1.37%	1.39%
Return on average common equity (ROE)	9.00%	9.44%	10.92%	11.97%	12.38%
Tangible return on average tangible assets	1.09%	1.20%	1.38%	1.52%	1.56%
Tangible return on avg. tangible common equity	15.53%	16.52%	18.75%	20.86%	22.36%
Net interest margin FTE	3.19%	3.54%	3.58%	3.79%	3.95%
Efficiency ratio (2)	52.56%	55.32%	51.87%	49.74%	50.91%

MARKET DATA
Book value/common share	$13.83	13.78	13.78	13.56	13.32
Tangible book value/common share	8.64	8.54	8.61	8.34	7.95
Period-end common share mkt value	17.57	18.32	19.75	19.18	21.41
Market as a % of book	127.0%	132.9%	143.3%	141.4%	160.7%
Cash dividends/common share	$0.135	0.135	0.130	0.130	0.130
Common stock dividend payout ratio	43.03%	41.46%	34.35%	31.98%	32.32%
Average basic common shares	21,615,036	21,831,377	22,086,824	22,056,715	22,043,924
Average diluted common shares	22,459,500	22,290,839	22,640,140	22,590,539	22,456,973
Period end common shares	21,627,356	21,614,121	22,070,376	22,081,565	22,044,646
Common stock market capitalization	$379,993	395,971	435,890	423,524	471,976

ASSET QUALITY
Gross charge-offs	$1,995	1,723	2,884	1,873	1,169
Net charge-offs	1,410	1,259	2,083	1,115	551
Delinquency Ratio	1.52%	1.28%	1.35%	1.42%	1.03%
Allowance for loan losses	$24,917	25,281	25,271	26,600	26,785
Non-accrual loans	19,526	14,456	10,040	14,570	12,938
Past due 90 days or more & accruing	3,899	2,775	5,214	2,011	1,350
Other assets owned	2,655	2,135	2,296	2,124	2,610
Nonperforming assets (NPAs)	26,080	19,366	17,550	18,705	16,898
Restructured loans	2,630	2,662	2,694	2,725	2,755
Net charge-off ratio	0.29%	0.26%	0.43%	0.23%	0.12%
Allowance/loans	1.29%	1.29%	1.33%	1.40%	1.40%
NPL to loans	1.21%	0.88%	0.80%	0.87%	0.75%
NPA to loans + other assets	1.35%	0.99%	0.92%	0.99%	0.88%
Allowance to NPLs	106.37%	146.72%	165.67%	160.42%	187.47%

AVERAGE BALANCES
Assets	$2,802,727	2,716,720	2,678,703	2,613,226	2,599,765
Deposits	2,077,406	1,921,585	1,943,465	1,851,784	1,824,213
Loans	1,958,958	1,954,108	1,923,096	1,914,457	1,902,175
Earning assets	2,553,641	2,469,952	2,431,941	2,368,466	2,331,224
Shareholders’ equity	302,065	302,188	303,796	298,283	291,792

ENDING BALANCES
Assets	$2,754,189	2,804,732	2,691,902	2,667,119	2,639,311
Deposits	2,065,250	2,017,953	1,931,615	1,937,527	1,831,506
Loans	1,928,712	1,957,634	1,906,374	1,896,240	1,909,743
Goodwill and other intangible assets	112,316	113,161	114,103	115,375	118,287
Earning assets	2,488,947	2,534,559	2,425,446	2,399,452	2,359,762
Total shareholders’ equity	299,195	297,748	304,290	299,520	293,616

(1)	FTE defined as fully tax-equivalent
(2)	Excludes amortization of intangibles and impairment of goodwill expenses. Second quarter 2003 excludes $1,232 of expense related to the termination of the defined benefit plan. Third quarter 2002 excludes $434 gain from the sale of other assets owned.

Certain previously reported amounts may have been reclassified to conform to current reporting presentation.